November 14, 2007

Heritage Asset Management, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Dear Ladies and Gentlemen:

Heritage Capital Appreciation Trust, Heritage Income Trust, Heritage Growth and Income Trust, Heritage Series Trust and Heritage Cash Trust, each a Massachusetts business trust, (each a “Trust”) offer, as applicable, multiple series and classes of shares of beneficial interest for sale to the public.  Each series and class has unique fees and expenses.  Each Trust’s series (“Series”) and its respective classes (“Class”), as applicable, are listed in Attachment A.

As investment adviser, administrator, transfer agent and fund accountant to each Trust,1 Heritage Asset Management, Inc. (“Heritage”) agrees to waive its fees and/or reimburse expenses of a Series or Class to the extent that a Series or Class’ annual operating expenses exceed the limitations (“Expense Limitations”) set forth in Attachment A.  These Expense Limitations will be in effect for each applicable Series’ 2008 fiscal year (“Expense Limitation Period”).  For purposes of this Agreement, annual operating expenses shall not include interest, taxes, brokerage commissions, costs relating to investments in other investment companies, dividend costs and extraordinary expenses.

Heritage maintains the right to recover from the same Series or Class of shares the fee it previously waived and/or expenses it previously reimbursed during the Expense Limitation Period within the Series’ next two fiscal years if total annual operating expenses for a given Series or Class are less than any expense limitations then in effect for that Series or Class.  The determination as to whether Heritage may recover fees waived and/or expenses reimbursed is made for each Class of a Series without regard to any other Class of the same Series.  The Agreement may be changed by the Trusts’ Board of Trustees without the approval of Trust shareholders.

Heritage agrees that it shall look only to the assets of an applicable Series or Class for performance of this Agreement and for any claims for payment.  No other Series, Class, a Trust or its trustees, officers, employees, agents or shareholders shall be personally liable for performance by a Series or Class under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

Very truly yours,

HERITAGE CAPITAL APPRECIATION TRUST

HERITAGE GROWTH AND INCOME TRUST

HERITAGE INCOME TRUST

HERITAGE SERIES TRUST

HERITAGE CASH TRUST

By:  /s/ Mathew J. Calabro

Title:  Principal Executive Officer

HERITAGE ASSET MANAGEMENT, INC.

By:  /s/ Stephen G. Hill

Title: President

ATTACHMENT A

Expense Limitation

(as a percent of average daily net assets)

________________________________________________________________________________

    Class I

Class A

  Class C

& Class R5

Class R3

Heritage Capital Appreciation Trust

1.35%

   2.15%

0.95%

  1.65%

Heritage Growth and Income Trust

1.35%

   2.15%

N/A

   N/A

Heritage Income Trust

    High Yield Bond Fund

1.20%

   1.80%

N/A

   N/A

Heritage Series Trust

    Core Equity Fund

1.35%

   2.15%

0.95%

   1.65%

    Diversified Growth Fund

1.45%

   2.25%

0.95%

   1.75%

    International Equity Fund

1.65%

   2.45%

N/A

   N/A

    Mid Cap Stock Fund

1.45%

   2.25%

0.95%

   1.75%

    Small Cap Stock Fund

1.40%

   2.20%

0.95%            1.60%

Heritage Cash Trust

    Municipal Money Market Fund

0.74%

    N/A

  N/A

   N/A

________________________________________________________________________________

Footnotes

1

Heritage Asset Management, Inc. does not serve as fund accountant to the Heritage Series Trust – International Equity  Fund.